Exhibit 5.1

300 North LaSalle Chicago, IL 60654 United States
+1 312 862 2000 www.kirkland.com	Facsimile: +1 312 862 2200

April 21, 2020

J.P. Morgan Securities LLC

Morgan Stanley & Co. LLC

Goldman Sachs & Co. LLC

Barclays Capital Inc.

MUFG Securities Americas Inc.

BofA Securities, Inc.

Capital One Securities, Inc.

RBC Capital Markets, LLC

U.S. Bancorp Investments, Inc.

c/o J.P. Morgan Securities LLC

383 Madison Avenue, 3rd Floor,

New York, NY 10179

Re:	CDW LLC and CDW Finance Corporation $600,000,000 4.125% Senior Notes due 2025

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special legal counsel for and at the request of CDW LLC, an Illinois limited liability company (“CDW”), and CDW Finance Corporation, a Delaware corporation (“CDW Finance” and collectively with CDW, the “Issuers”, and each an “Issuer”), and the entities listed on Exhibit A hereto (the “Guarantors”), in response to Section 7(g) of the Underwriting Agreement, dated April 16, 2020 (the “Underwriting Agreement”), among the Issuers, the Guarantors and J.P. Morgan Securities LLC, on behalf of itself and as Representative of the several underwriters listed in Schedule 1 thereto (collectively, the “Underwriters” and herein being called “you”). Every term which is defined or given special meaning in the Underwriting Agreement and which is not given a different meaning in this letter has the same meaning whenever it is used in this letter as the meaning it is given in the Underwriting Agreement.

In connection with the preparation of this letter, we have among other things read:

(a)	the Registration Statement on Form S-3ASR (Registration No. 333-220980) filed by Parent and certain of its subsidiaries with the Securities and Exchange

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The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

Commission (the “Commission”) on October 16, 2017, for the purpose of registering, among other things, the offering of the Securities under the Securities Act of 1933, as amended (the “Securities Act”), and as constituted at the time it became effective in accordance with Rule 430A promulgated under the Securities Act, is herein called the “Registration Statement”;

(b)

the Issuers’ prospectus dated October 16, 2017 (the “Base Prospectus”), as supplemented by the Issuers’ preliminary prospectus supplement dated April 16, 2020 relating to the offering and sale of the Securities and each free writing prospectus listed on Annex A to the Underwriting Agreement (collectively, the “Pricing Disclosure Package”);

(c)	the Base Prospectus, as supplemented by the Issuers’ final prospectus supplement dated April 16, 2020, relating to the offering and sale of the Securities (together, the “Prospectus”);

(d)	an executed copy of the Underwriting Agreement;

(e)	an executed copy of the Base Indenture;

(f)	an executed copy of the Supplemental Indenture;

(g)	executed copies of the Securities and the notation of the Guarantees to be delivered on the date hereof;

(h)	a copy of the resolutions adopted by the Board of Managers or Board of Directors, as applicable, of the Issuers, dated April 13, 2020;

(i)	a copy of the resolutions adopted by the Board of Directors or Board of Managers, as applicable, of each of the Guarantors, dated April 13, 2020;

(j)	copies of all certificates and other documents delivered today at the closing of the purchase and sale of the Securities under the Underwriting Agreement; and

(k)	such other records, certificates and documents as we have deemed necessary or appropriate in order to deliver the opinions set forth herein.

The Underwriting Agreement, the Base Indenture, the Supplemental Indenture, the Securities and the notation of the Guarantees are collectively referred to herein as the “Transaction Documents.”

The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

CDW Corporation is referred to herein as the “Delaware Guarantor.” CDW Technologies LLC is referred to herein as the “Wisconsin Guarantor.” CDW Direct, LLC, CDW Government LLC and CDW Logistics LLC are referred to herein as the “Illinois Guarantors.”

Subject to the assumptions, qualifications, exclusions and other limitations which are identified in this letter, we advise you that:

1.

Each of CDW Finance and the Delaware Guarantor is a corporation existing and in good standing under the laws of the State of Delaware and is qualified to do business as a foreign entity in the states set forth opposite its name on Exhibit B hereto.

2.

Each of CDW and the Illinois Guarantors is a limited liability company, existing and in good standing under the laws of the State of Illinois and is qualified to do business as a foreign entity in the states set forth opposite its name on Exhibit B hereto.

3.

Each of the Issuers and each of the Delaware Guarantor and the Illinois Guarantors has the corporate or limited liability company power, as applicable, to enter into and perform its obligations under the Transaction Documents to which it is a party.

4.

Each of the Issuers and each of the Delaware Guarantor and the Illinois Guarantors has the corporate or limited liability company power, as applicable, to own and lease its properties and to conduct its business as described in the Pricing Disclosure Package and the Prospectus.

5.	The Underwriting Agreement has been duly authorized, executed and delivered by each of the Issuers, Delaware Guarantor and each of the Illinois Guarantors.

6.

Each of the Base Indenture and the Supplemental Indenture has been duly authorized, executed and delivered by the Issuers, the Delaware Guarantor and the Illinois Guarantors. Assuming the due authorization, execution and delivery of the Base Indenture and the Supplemental Indenture by the Trustee and the Wisconsin Guarantor, the Base Indenture and the Supplemental Indenture are enforceable against each of the Issuers and each of the Guarantors in accordance with their terms.

7.

The Notes have been duly authorized, executed and delivered by the Issuers, and when paid for by the Underwriters in accordance with the terms of the Underwriting Agreement (assuming the due authorization, execution and delivery of the Base Indenture and the Supplemental Indenture by the Trustee and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), the Notes will constitute valid and binding obligations of the Issuers, and will be enforceable against the Issuers in accordance with their terms.

The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

8.

The Guarantees have been duly authorized, executed and delivered by the Delaware Guarantor and each of the Illinois Guarantors and, when the Notes have been paid for by the Underwriters in accordance with the terms of the Underwriting Agreement (assuming the due authorization, execution and delivery of the Base Indenture and the Supplemental Indenture by the Trustee and the Wisconsin Guarantor, due authentication and delivery of the Notes by the Trustee in accordance with the Indenture, and the due authorization, execution and delivery of the Guarantees by the Wisconsin Guarantor), will constitute Guarantees under the terms of the Indenture, will constitute the valid and binding obligations of each of the Guarantors and will be enforceable against each of the Guarantors in accordance with their terms.

9.

The execution and delivery of the Transaction Documents by the Issuers and each of the Guarantors, as applicable, the performance by the Issuers and each of the Guarantors of their respective obligations thereunder and the Issuers’ issuance and sale of the Securities to the Underwriters in accordance with the terms of the Underwriting Agreement do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or violation of any of, (i) the charter, bylaws or other organizational documents of the Issuers, the Delaware Guarantor or the Illinois Guarantors, (ii) any Applicable Law (as defined herein) provided that we express no opinion in this paragraph with respect to (a) any laws, rules or regulations to which the Issuers or the Guarantors may be subject as a result of the Underwriters’ legal or regulatory status or the involvement of the Underwriters in such transactions, (b) any laws, rules or regulations relating to misrepresentations or fraud, or (c) the Securities Act, the Exchange Act or the Trust Indenture Act, or (iii) the terms or provisions of any other specified agreement set forth on Exhibit C attached hereto (provided that in each case we express no opinion as to compliance with any financial covenant or test or cross-default provision in any such agreement), except for in the case of clauses (ii) and (iii) any such conflict, breach, violation, default or event which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or to materially impair the ability of the Issuers or the Guarantors to perform their respective obligations under the Transaction Documents.

10.

No consent, approval, authorization or order of any court or governmental authority is required for the issuance and sale by the Issuers or the Guarantors of the Securities to the Underwriters or the consummation by the Issuers and the Guarantors of the transactions contemplated by the Transaction Documents, except such as may be required under the Securities Act, the Exchange Act, the Trust Indenture Act and the securities or Blue Sky laws of the various states (and the rules and regulations thereunder), as to which we express no opinion in this paragraph.

The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

11.

The Pricing Disclosure Package, as of 2:32 p.m. (New York City time) on April 16, 2020, the Registration Statement, as of its effective date, and the Prospectus, as of its date (in each case, except for the financial statements, and any notes thereto, and supporting schedules included therein or incorporated or deemed incorporated by reference therein, or excluded therefrom, or any statements made in the exhibits thereto, as to which we express no view), each appeared on its face to be appropriately responsive in all material respects to the requirements as to form of the Securities Act and the applicable rules and regulations thereunder, and, except to the extent expressly stated in paragraph 12 below, we do not assume any responsibility for the accuracy, completeness or fairness of the statements contained or incorporated or deemed incorporated by reference in the Pricing Disclosure Package, the Registration Statement or the Prospectus.

12.

The information in the Pricing Disclosure Package, the Registration Statement and the Prospectus under the headings “Description of Notes” and “Certain U.S. Federal Income Tax Considerations” to the extent that it summarizes laws, governmental rules or regulations or documents referred to therein is correct in all material respects.

13.

None of the Issuers or the Guarantors is, and immediately after the sale of the Securities to the Underwriters and application of the net proceeds therefrom as described in the Pricing Disclosure Package, the Registration Statement and the Prospectus under the caption “Use of Proceeds” will be, required to register as, an “investment company” as such term is defined in the Investment Company Act.

*********

Except as otherwise specified in this letter, we have not undertaken any investigation to determine the facts upon which the advice in this letter is based. Except for purposes of numbered paragraphs 1 and 2, we have not undertaken any investigation or search of any records of any court or any governmental agency or body for purposes of this letter. We have assumed for purposes of this letter: (i) each document we have reviewed for purposes of this letter is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; (ii) that the Underwriting Agreement and every other agreement we have examined for purposes of this letter constitutes a valid and binding obligation of each party to that document and that each such party has satisfied all legal requirements that are applicable to such party to the extent necessary to entitle such party to enforce such agreement, and that each party to any document is in good standing and duly incorporated or organized under the laws of the state of its incorporation or organization (except that we make no such assumption in this clause (ii) with respect to each of the Issuers, the Delaware Guarantors, the Wisconsin Guarantor (except with respect to good standing and due incorporation) and the Illinois Guarantors); and (iii) that the Underwriters have acted in good faith and without notice of any fact which has caused the Underwriters to reach any conclusion contrary

The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

to any of the advice provided in this letter. We have also made other assumptions which we believe to be appropriate for purposes of this letter. We express no opinion in this letter with regard to the creation, perfection, priority, enforceability or enforcement of any security interest or lien.

In preparing this letter we have relied without independent verification upon: (i) information contained in certificates obtained from governmental authorities; (ii) factual information represented to be true in the Underwriting Agreement and other documents specifically identified at the beginning of this letter as having been read by us; (iii) factual information provided to us by the Issuers, the Guarantors or their representatives; and (iv) factual information we have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading. For purposes of numbered paragraphs 1 and 2, we have relied exclusively upon certificates issued by governmental authorities in the relevant jurisdictions and such opinion is not intended to provide any conclusion or assurance beyond that conveyed by those certificates.

While we have reviewed certain corporate records and other documents specifically identified at the beginning of this letter as having been read by us, we have not undertaken any other investigation to determine the facts upon which the advice in this letter is based. We can, however, confirm that we do not have knowledge that has caused us to conclude that our reliance and assumptions cited in the two immediately preceding paragraphs are unwarranted. Whenever this letter provides advice about (or based upon) our knowledge of any particular information or about any information which has or has not come to our attention, such advice is based entirely on the actual knowledge obtained in acting as legal counsel to the Issuers at the time this letter is delivered on the date it bears by the following lawyers currently with Kirkland & Ellis LLP (after consultation with such attorneys of the firm as we deemed appropriate) who have represented the Issuers in connection with the offering contemplated by the Pricing Disclosure Package, the Registration Statement and the Prospectus: James S. Rowe, Bradley C. Reed, Kevin M. Frank and Kathryn E. White.

Each opinion in this letter that any particular contract is a valid and binding obligation or is enforceable in accordance with its terms (an “enforceability opinion”) is subject to: (i) the effect of bankruptcy, insolvency, fraudulent conveyance and other similar laws and judicially developed doctrines in this area such as substantive consolidation and equitable subordination; (ii) the effect of general principles of equity; and (iii) other commonly recognized statutory and judicial constraints on enforceability including statutes of limitations. In addition, we do not express any opinion as to the enforceability of any rights to contribution or indemnification which may be violative of public policy underlying any law, rule or regulation (including federal or state securities law, rule or regulation) or the enforceability of Section 10.01(f) of the Indenture (the so-

The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

called “fraudulent conveyance or fraudulent transfer savings clause”) (and any similar provision in any other document or agreement) to the extent such provisions purport to limit the amount of the obligations of any party or the right to contribution of any other party with respect to such obligations. “General principles of equity” include but are not limited to: principles limiting the availability of specific performance and injunctive relief; principles which limit the availability of a remedy under certain circumstances where another remedy has been elected; principles requiring reasonableness, good faith and fair dealing in the performance and enforcement of an agreement by the party seeking enforcement; principles which may permit a party to cure a material failure to perform its obligations; and principles affording equitable defenses such as waiver, laches and estoppel. It is possible that terms in a particular contract covered by our enforceability opinion may not prove enforceable for reasons other than those explicitly cited in this letter should an actual enforcement action be brought, but (subject to all the exceptions, qualifications, exclusions and other limitations contained in this letter) such unenforceability would not in our opinion prevent the party entitled to enforce that contract from realizing the principal benefits purported to be provided to that party by the terms in that contract which are covered by our enforceability opinion.

The enforceability opinion related to the Guarantees is further subject to the effect of rules of law that may render guarantees unenforceable under circumstances where, in the absence of an effective consent or waiver by the Guarantors (as to which we express no opinion herein), actions, failures to act or waivers, amendments or replacement of the Indenture or the Securities so radically change the essential nature of the terms and conditions of the guaranteed obligations and the related transactions that, in effect, a new relationship has arisen between the Trustee and the Issuers or the Guarantors, which is substantially and materially different from that presently contemplated by the Indenture and the Securities.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York or the federal law of the United States to the extent specifically referred to herein (the “Applicable Laws”), except that the opinions in paragraphs 1 through 8 with respect to the due authorization, execution and delivery of the Transaction Documents and the opinion in paragraph 9(i) are based solely on (i) the Delaware General Corporation Law with respect to CDW Finance and the Delaware Guarantor, and (ii) the Illinois Limited Liability Company Act with respect to CDW, CDW Direct, LLC, CDW Government LLC and CDW Logistics LLC. We note that we are not admitted to practice in Delaware and, as such, our opinions are based solely on our review of the General Corporation Law of the State of Delaware, as amended, and for purposes of this opinion is limited to our review of the statutory provisions of such acts as published by Wolters Kluwer N.V., as supplemented through February 3, 2019, without regard to any regulations promulgated thereunder or any judicial or administrative interpretations thereof. In our opinion, New York state courts would apply New York state law to resolve state law issues arising under the Transaction Documents. We express no opinion as to

The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

what law might be applied by any other courts to resolve any issue addressed by our opinion and we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually be applied to resolve issues which may arise under the Transaction Documents. The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. This letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

None of the opinions or other advice contained in this letter considers or covers: (i) any state securities (or “blue sky”) laws or regulations, (ii) any financial statements or supporting schedules (or any notes to any such statements or schedules) or other financial or statistical information set forth in (or omitted from) the Pricing Disclosure Package, the Registration Statement or the Prospectus or (iii) any rules and regulations of the Financial Industry Regulatory Authority, Inc. relating to the compensation of underwriters. In addition, none of the opinions or other advice contained in this letter covers or otherwise addresses any of the following types of provisions which may be contained in the Transaction Documents: (i) provisions mandating contribution towards judgments or settlements among various parties; (ii) waivers of benefits and rights to the extent they cannot be waived under applicable law; (iii) provisions providing for liquidated damages, late charges and prepayment charges, in each case if deemed to constitute penalties; (iv) provisions which might require indemnification or contribution in violation of general principles of equity or public policy, including, without limitation, indemnification or contribution obligations which arise out of the failure to comply with applicable state or federal securities laws; or (v) requirements in the Transaction Documents specifying that provisions thereof may only be waived in writing (these provisions may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents). This letter does not cover any other laws, statutes, governmental rules or regulations or decisions which in our experience are not usually considered for or covered by opinions like those contained in this letter or are not generally applicable to transactions of the kind covered by the Underwriting Agreement.

* * *

The Underwriters listed on the first page of this letter

c/o J.P. Morgan Securities LLC

April 21, 2020

This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide the Underwriters with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law, other governmental requirement or interpretation thereof covered by any of our opinions or advice, or for any other reason.

This letter may be relied upon by the Underwriters solely in their capacity as underwriters in connection with the closing under the Underwriting Agreement occurring today. Without our written consent: (i) no person (including any person that acquires any Securities from the Underwriters) other than the Underwriters may rely on this letter for any purpose; (ii) this letter may not be cited or quoted in any financial statement, offering memorandum, prospectus, private placement memorandum or other similar document; (iii) this letter may not be cited or quoted in any other document or communication which might encourage reliance upon this letter by any person or for any purpose excluded by the restrictions in this paragraph; and (iv) copies of this letter may not be furnished to anyone for purposes of encouraging such reliance.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP

EXHIBIT A

Guarantors

CDW Corporation

CDW Technologies LLC

CDW Direct, LLC

CDW Government LLC

CDW Logistics LLC

EXHIBIT B

Foreign Qualifications

COMPANY	STATE OF ORGANIZATION	QUALIFICATIONS
CDW Corporation	Delaware	None
CDW LLC	Illinois	Arizona, California, Florida, Nevada, New Jersey, Virginia, Wisconsin
CDW Finance Corporation	Delaware	None
CDW Technologies LLC	Wisconsin

Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Missouri, Mississippi, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wyoming

COMPANY	STATE OF ORGANIZATION	QUALIFICATIONS
CDW Direct, LLC	Illinois

Alabama, Alaska, Arkansas, Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Iowa, Idaho, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, Maryland, Maine, Michigan, Minnesota, Missouri, Mississippi, Montana, Nebraska, New Hampshire, New Jersey, New Mexico, New York, Nevada, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Virginia, Vermont, Washington, West Virginia, Wisconsin, Wyoming

COMPANY	STATE OF ORGANIZATION	QUALIFICATIONS
CDW Government LLC	Illinois

Alabama, Alaska, Arkansas, Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Florida, Georgia, Hawaii, Idaho, Iowa, Indiana, Kansas, Kentucky, Louisiana, Massachusetts, Maryland, Maine, Michigan, Minnesota, Missouri, Mississippi, Montana, Nebraska, New Hampshire, New Jersey, New Mexico, New York, Nevada, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Texas, Utah, Virginia, Vermont, Washington, West Virginia, Wisconsin, Wyoming

CDW Logistics LLC	Illinois	Nevada, New Jersey

EXHIBIT C

Other Specified Agreements

Second Amended and Restated Revolving Loan Credit Agreement, dated March 31, 2017, by and among CDW LLC, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Wells Fargo Commercial Distribution Finance, LLC, as floorplan funding agent, and the joint lead arrangers, joint bookrunners, co-collateral agents, co-syndication agents and co-documentation agents party thereto.

Amended and Restated Revolving Loan Credit Agreement, dated as of June 6, 2014, by and among CDW LLC, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, GE Commercial Distribution Finance Corporation, as floorplan funding agent, and the joint lead arrangers, joint bookrunners, co-collateral agents, co-syndication agents and co-documentation agents party thereto.

First Amendment to ABL Credit Agreement, dated as of November 16, 2016, CDW LLC, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Deutsche Bank AG New York Branch and Wells Fargo Bank, N.A. (as successor to GE Commercial Distribution Finance Corporation), as co-collateral agents, and Wells Fargo & Company (as successor to GE Commercial Distribution Finance Corporation), as floorplan funding agent.

Amended and Restated Term Loan Agreement, dated as of August 17, 2016, by and among CDW LLC, the lenders from time to time party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and the joint lead arrangers, joint bookrunners, syndication agent and co-documentation agents party thereto.

First Amendment to Amended and Restated Term Loan Agreement, dated as of February 28, 2017, by and among CDW LLC and the other loan parties party thereto, Barclays Bank PLC, in its capacity as administrative agent, and the other consenting lenders and replacement lenders party thereto.

Second Amendment to Amended and Restated Term Loan Agreement, dated as of April 3, 2018, among CDW LLC, the lenders party thereto, Barclays Bank PLC, as administrative agent and collateral agent, and the other loan parties party thereto.

Amended and Restatement Deed related to the Facilities Agreement, dated November 6, 2014, as amended and restated on August 1, 2016, by and among CDW LLC, CDW Finance Topco Limited, HSBC Bank PLC, as Mandated Lead Arranger and Barclays Bank PLC, as Mandated Lead Arranger, Agent and Security Agent.

Indenture, dated as of December 1, 2014, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, as supplemented by the First Supplemental Indenture, dated as of December 1, 2014, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association as trustee, as further supplemented by the Second Supplemental Indenture, dated as of March 3,

2015, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association, as trustee, as further supplemented by the Third Supplemental Indenture, dated as of March 2, 2017, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association, as trustee and further supplemented by the Fourth Supplemental Indenture, dated as of September 26, 2019, by and among CDW LLC, CDW Finance Corporation, the guarantors party thereto and U.S. Bank National Association.